EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Harpoon Therapeutics Reports Fourth Quarter 2019 Financial Results and Provides Corporate Update

–

Exclusive worldwide option and license transaction for HPN217 with AbbVie and expansion of existing discovery collaboration in November 2019 could provide up to $100 million in upfront/near-term milestones and up to $2.3 billion in future payments

–	HPN424 interim Phase 1 data abstract submitted for presentation at ASCO 2020, initiation of expansion cohort expected by the end of 2020

–	Initiation expected for a Phase 1/2 trial for HPN217 for the treatment of multiple myeloma in the first half of 2020

SOUTH SAN FRANCISCO, Calif., March 12, 2020 - Harpoon Therapeutics, Inc. (Nasdaq: HARP), a clinical-stage immunotherapy company developing a novel class of T cell engagers, today reported financial results for the fourth quarter and full year ended December 31, 2019 and provided a corporate update.

“In the fourth quarter of 2019, Harpoon closed a potentially transformational option and license transaction and expanded an existing discovery collaboration with AbbVie that further validates our proprietary TriTAC® technology,” said Gerald McMahon, Ph.D., President and Chief Executive Officer of Harpoon Therapeutics. “We are expecting continued clinical milestone progress throughout 2020 with data updates for HPN424 potentially at ASCO and proof of concept data for HPN536 in the second half of the year.”

Fourth Quarter 2019 Business Highlights and Other Recent Developments

•

In November, Harpoon and AbbVie announced an exclusive worldwide development and option agreement for HPN217, which targets BCMA. Under the terms of the development and option agreement, Harpoon granted to AbbVie an option to license worldwide exclusive rights to HPN217 for BCMA. AbbVie may exercise its option after completion of the Phase 1/2 clinical trial, which Harpoon expects to initiate in the first half of 2020. The development and option agreement represents a potential transaction value of up to $510 million in upfront, option and milestone payments, plus royalties on global commercial sales, of which a $30 million upfront payment was received in December 2019 and up to $50 million for dosing the first patient in the HPN217 clinical trial, which we expect to occur in the first half of 2020.

•

In November 2019, Harpoon and AbbVie also announced the expansion of its existing discovery collaboration for up to six additional targets. The expanded discovery collaboration represents a deal transaction value of up to $1.86 billion, with an upfront payment of $20 million received in December 2019.

•

In October, Harpoon presented preclinical data on HPN328 for the treatment of small cell lung cancer at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics in Boston. The presentation demonstrated that HPN328 has the potential to be an efficacious, well-tolerated and convenient therapeutic for patients with DLL3-expressing malignancies. HPN328 was well-tolerated in cynomolgus monkeys at 1 and 10 mg/kg and pharmacokinetic data support the potential for once weekly dosing. Harpoon expects to initiate a Phase 1/2a trial in the second half of 2020.

•

Patient enrollment and dose escalation continues in the Phase 1 trial for HPN424 in metastatic castration resistant prostate cancer and the Phase 1/2a trial for HPN536, initially for ovarian cancer. Harpoon has submitted an abstract and to plans to present a clinical trial update with interim HPN424 results at the American Society of Clinical Oncology (ASCO) 2020 Annual Meeting and plans to present preliminary data for HPN536 in second half of 2020.

Anticipated Milestones

•	HPN424 – present interim data from the dose escalation phase of our Phase 1 trial at ASCO 2020 and initiate expansion cohort in 2020
•	HPN536 – present interim data from Phase 1/2a trial in the second half of 2020
•	HPN217 – initiate Phase 1/2 trial in the first half of 2020
•	HPN328 – initiate Phase 1/2a trial in the second half of 2020

Fourth Quarter and Full Year 2019 Financial Results

•

Harpoon ended 2019 with $155.1 million in cash, cash equivalents and marketable securities compared to $89.5 million as of December 31, 2018. Net cash provided by financing activities for the year ended December 31, 2019 was $71.6 million, primarily comprised of approximately $70.7 million in net proceeds from Harpoon’s initial public offering, completed in February 2019, partially offset by cash used in operations. Net cash used in investing activities for the year ended December 31, 2019 was $69.3 million, primarily related to the purchase and maturities of marketable securities. Net cash used in operations for the year ended December 31,2019 was $2.9 million.

•

Revenue for the fourth quarter ended December 31, 2019 was $2.2 million compared to $1.1 million for the fourth quarter ended December 31, 2018. Revenue for the year ended December 31, 2019 was $5.8 million, compared to $4.8 million for the prior year. The increase in revenue for both comparative periods was primarily due to collaboration and license revenue recognized from the upfront payment under the Development and Option Agreement with AbbVie, which occurred during the fourth quarter of 2019. During both the fourth quarter and year ended December 31, 2019, revenue primarily consisted of the revenue recognized related to research and development services performed under the Collaboration Agreement and the Development and Option Agreement with AbbVie.

•

Research and development expense for the fourth quarter ended December 31, 2019 was $12.2 million compared to $8.7 million for the fourth quarter ended December 31, 2018. R&D expense for the year ended December 31, 2019 was $41.6 million, compared to $26.4 million for the prior year. The increases over both comparative periods primarily arose from clinical development expenses and an increase in personnel-related expenses, which included conducting preclinical studies, the continuation of the clinical trials for HPN424 and HPN536, and manufacturing activities for four TriTAC product candidates in various stages of development.

•	General and administrative expenses for the quarter ended December 31, 2019 was $4.4 million compared to $2.2 million for the quarter ended December 31, 2018. General and administrative expenses for the year ended December 31, 2019 were $22.4 million, compared to $6.1 million for the prior year. The increases over both comparative periods were due to higher expenses primarily related to legal fees associated with ongoing Maverick litigation, consulting and accounting services, an increase in headcount, and other professional services to support our ongoing operations as a public company.

•

Net loss for the fourth quarter ended December 31, 2019 was $14.3 million compared to $9.7 million for the fourth quarter ended December 31, 2018. Net loss for the year ended December 31, 2019 was $55.6 million, compared to $27.4 million for the prior year.

Conference Call Information

Harpoon will host a conference call and live audio webcast this afternoon at 1:30 p.m. PT / 4:30 p.m. ET to discuss the fourth quarter and full year 2019 financial results and provide a corporate update. The live call may be accessed by dialing 866-951-6894 for domestic callers and 409-261-0624 for international callers and using conference ID: 5468929. A live webcast of the call will be available online from the investor relations section of the Harpoon Therapeutics website at https://ir.harpoontx.com/events-and-presentations.

An archived replay of the webcast will be available on Harpoon Therapeutics’ website shortly after the conference call.

About Harpoon Therapeutics

Harpoon Therapeutics is a clinical-stage immunotherapy company developing a novel class of T cell engagers that harness the power of the body’s immune system to treat patients suffering from cancer and other diseases. T cell engagers are engineered proteins that direct a patient’s own T cells to kill target cells that express specific proteins, or antigens, carried by the target cells. Using its proprietary Tri-specific T cell Activating Construct (TriTAC®) platform, Harpoon is developing a pipeline of novel TriTACs initially focused on the treatment of solid tumors and hematologic malignancies. Harpoon’s first product, HPN424, targets PSMA and is in a Phase 1 trial for metastatic castration-resistant prostate cancer. Harpoon’s second product, HPN536, targets mesothelin and is in a Phase 1/2a trial for cancers expressing mesothelin, initially focused on ovarian and pancreatic cancers. For additional information about Harpoon Therapeutics, please visit www.harpoontx.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “target,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Harpoon Therapeutics’ expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause Harpoon Therapeutics’ clinical development programs, future results or performance to differ significantly from those expressed or implied by the forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the the progress, timing, scope and anticipated results of clinical trials, the timing of the presentation of data, the association of data with potential treatment outcomes, the development and advancement of product candidates, and the timing of development milestones for product candidates. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process, and unexpected litigation or other disputes. Other factors that may cause Harpoon Therapeutics’ actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Harpoon Therapeutics’ filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Harpoon Therapeutics assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts:

Harpoon Therapeutics, Inc.

Georgia Erbez

Chief Financial Officer

media@harpoontx.com

Westwicke ICR

Robert H. Uhl

Managing Director

858-356-5932

robert.uhl@westwicke.com

Harpoon Therapeutics, Inc.

Statement of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Revenue
Collaboration and license revenue	$2,234	$1,063	$5,777	$4,750
Total revenue	2,234	1,063	5,777	4,750
Operating expenses
Research and development	12,706	8,717	41,592	26,368
General and administrative	4,333	2,215	22,391	6,106
Total operating expenses	17,039	10,932	63,983	32,474
Loss from operations	(14,805)	(9,869)	(58,206)	(27,724)
Interest income	532	148	2,676	395
Other expense	4	(8)	(42)	(37)
Net loss	(14,269)	(9,729)	(55,572)	(27,366)
Other comprehensive loss:
Net unrealized gain (loss) on marketable securities	(42)	—	41	—
Comprehensive loss	$(14,311)	$(9,729)	$(55,531)	$(27,366)
Net loss per shares, basic and diluted	$(0.58)	$(8.15)	$(2.55)	$(25.65)
Weighted-average shares used in computing net loss per share, basic and diluted	24,606,894	1,193,797	21,746,461	1,066,877

Harpoon Therapeutics, Inc.

Selected Balance Sheet Data

(Unaudited)

	As of December 31,
	2019	2018
	(in thousands)
Assets:
Cash, cash equivalents, and marketable securities	$155,129	$89,493
Total assets	176,604	102,580
Total liabilities	82,384	26,482
Total convertible preferred stock	—	129,577
Total stockholders' equity (deficit)	94,220	(53,479)

5